Exhibit 5.2

To: Aegon N.V. Aegonplein 50 PO Box 85 2501 CB The Hague The Netherlands	Allen & Overy LLP Apollolaan 15 1077 AB Amsterdam The Netherlands PO Box 75440 1070 AK Amsterdam The Netherlands Tel +31 (0) 20 674 1000 Fax +31 (0) 20 674 1111

Amsterdam,	23 July 2020
Subject	Aegon Group, registration on Form F-3 under the United States Securities Act of 1933, as amended
Our ref	JNNH/0042338-0000617 EUO2: 2000280467.3

Dear Sirs, Madam,

1.

You have requested us, the undersigned, as your legal counsel in respect of certain matters of Dutch law, to render an opinion in connection with the registration by Aegon N.V. (Aegon) and AEGON Funding Company LLC., a Delaware limited liability company (AFC) (each, an Issuer) of:

(i)	common shares, par value 0.12 euro per share, of Aegon N.V. (the Common Shares),

(ii)	debt securities of Aegon or AFC, which, if issued by AFC, will be guaranteed by Aegon (the Debt Securities),

(iii)	guarantees of Aegon or AFC,

(iv)	warrants or Aegon or AFC,

(v)	purchase contracts of Aegon or AFC, and

(vi)	units,

(each, a Security and collectively, the Securities). The Securities are being registered under the Securities Act of 1933, as amended (the Securities Act), pursuant to a registration statement on Form F-3 (the Registration Statement). There will be registered under the Registration Statement an indeterminate number and amount of Securities at an indeterminate aggregate offering price.

2.	We have examined the following documents:

(i).	a certified electronic excerpt of the registration of Aegon in the Trade Register (Handelsregister) dated the date hereof (the Excerpt);

Allen & Overy LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is authorised and regulated by the Solicitors Regulation Authority of England and Wales. The term partner is used to refer to a member of Allen & Overy LLP or an employee or consultant with equivalent standing and qualifications. A list of the members of Allen & Overy LLP and of the non-members who are designated as partners is open to inspection at its registered office, One Bishops Square, London E1 6AD.

Allen & Overy LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Bangkok, Barcelona, Beijing, Belfast, Bratislava, Brussels, Budapest, Casablanca, Dubai, Düsseldorf, Frankfurt, Hamburg, Hanoi, Ho Chi Minh City, Hong Kong, Istanbul, Jakarta (associated office), Johannesburg, London, Luxembourg, Madrid, Milan, Moscow, Munich, New York, Paris, Perth, Prague, Riyadh (cooperation office), Rome, São Paulo, Seoul, Shanghai, Singapore, Sydney, Tokyo, Warsaw, Washington, D.C. and Yangon.

(ii)

a copy of the deed of incorporation of Aegon dated 23 May 1969 (the Deed of Incorporation) and the articles of association (statuten) of Aegon dated 29 May 2013 as, according to the Excerpt, deposited with the Trade Register as being in force on the date hereof (the Articles);

(iii)

a copy of a written confirmation of the resolutions adopted in a meeting of the Executive Board of Aegon held on 6 July 2020 to file a shelf registration statement with the United States Securities and Exchange Commission registering an indeterminate number and amount of Securities at an indeterminate aggregate offering price signed by E. Friese (CEO) and B. K. van Dam-Debruyne (Company Secretary) dated 10 July 2020 (the Resolution);

(iv)	a copy of the Registration Statement;

(v)

a copy of the indenture dated as of 11 October 2001 (the Indenture) between Aegon, AFC and The Bank of New York Mellon Trust Company, a national banking association (as successor trustee to Citibank, N.A. under the Agreement of Resignation, Appointment and Acceptance dated as of 21 August 2007 by and among Aegon, AFC, The Bank of New York Mellon Trust Company, N.A. and Citibank, N.A.) incorporated by reference into the Registration Statement as Exhibit 4.5; and

(vi)	the form of Guarantee to be endorsed on the Debt Securities as set out in the Indenture.

We have not examined any other agreement, deed or document entered into by or affecting Aegon or any other corporate records of Aegon and have not made any other inquiry concerning it.

3.	We assume:

(i)	the genuineness of all signatures;

(ii)	the authenticity and completeness of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies;

(iii)

that the documents referred to in paragraph 2 above (other than the Indenture) were at their date, and have through the date hereof remained, accurate and in full force and effect and that the Indenture has through the date hereof remained in existence in the form in which it was presented to us;

(iv)

that the Deed of Incorporation is a valid notarial deed (authentieke akte), the contents thereof complied with the statutory requirements at the date of incorporation and there were no defects in the incorporation of Aegon (not appearing on the face of the Deed of Incorporation) on the basis of which a court might dissolve Aegon or deem it never to have existed;

(v)

that Aegon has its centre of main interests (within the meaning of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (the Regulation)) within the Netherlands and that it has not been subjected to any one or more of the insolvency and winding-up proceedings listed in Annex A to the Regulation in any EU Member State other than the Netherlands;

(vi)

that Aegon has not been dissolved (ontbonden), granted a moratorium (surseance verleend) or declared bankrupt (failliet verklaard) (although not constituting conclusive evidence thereof, this assumption is supported by (a) the contents of the Excerpt and (b) an online search in the central insolvency register today and;

(vi)

that the Resolution correctly reflects the resolution made by the Executive Board of Aegon in respect of the filing of the Registration Statement with the United States Securities and Exchange Commission and that the Resolution has been made with due observance of the provisions of the Articles relating to the convening of meetings and the making of resolutions (although not constituting conclusive evidence thereof, failure to observe such provisions is not apparent on the face thereof) and that each factual confirmation and statement in those resolutions is correct;

(vii)	that the Registration Statement has been signed on behalf of Aegon by the persons indicated on the signature pages of the Registration Statement;

(viii)

that (a) each party to the Indenture other than Aegon has all requisite power (corporate and otherwise) to execute and deliver, and to perform its obligations under, the Indenture, and that (b) the Indenture has been duly authorised, executed and delivered by or on behalf of the parties thereto other than Aegon;

(ix)

that the Indenture and the Securities (other than the Common Shares) are or will be expressed to be governed by the laws of the State of New York and constitute or will constitute the legal, valid and binding obligations of the parties thereto, enforceable against those parties in accordance with their terms, under the law of the State of New York law and under the laws of any other relevant jurisdiction (other than the Netherlands);

(x)

that any law, other than Dutch law, which may apply to the Securities or the Indenture (or the transactions contemplated thereby) or to any power of attorney issued by Aegon would not be such as to affect any conclusion stated in this opinion;

(xii)

that the Securities, and if the Securities are convertible, exchangeable or exercisable, into other securities, the other securities issuable upon conversion, exchange or exercise, at the time of issuance thereof will have been duly authorised, where required, and validly issued and delivered in accordance with the Articles in effect at the time of authorisation;

(xiii)

that at any time that Common Shares are issued as Securities or are issuable upon conversion, exchange or exercise of any Securities, the nominal amount and any agreed share premium with regard to such Common Shares have or will have been duly paid-up;

(xiv)	that the Common Shares will be admitted to listing at Euronext in Amsterdam; and

(xv)

that the Securities issued by Aegon will be offered in accordance with the provisions of the Dutch Financial Supervision Act (Wet op het financieel toezicht, the FSA) and Regulation EU 2017/1129 (the Prospectus Regulation).

4.

This opinion is limited to the laws of the Netherlands currently in force (unpublished case law not included), excluding tax law and competition or procurement laws. Any references in this opinion to ‘the Netherlands’ or ‘Dutch’ are references to the European part of the Kingdom of the Netherlands.

We express no opinion as to matters of fact. We assume that there are no facts not disclosed to us which would affect the conclusions in this opinion.

This opinion is limited to the Registration Document, the Indenture and the Securities (other than the Common Shares) and does not relate to any other agreement or matter. Nothing in this opinion should be taken as expressing an opinion in respect of any representation, warranty or other statement contained in the Registration Document, the Indenture and the Securities (other than the Common Shares).

5.	Based on the foregoing and subject to the qualifications set out below, we are of the opinion that:

A.	Corporate Status

Aegon is duly incorporated and is validly existing as a public company (naamloze vennootschap) under the laws of the Netherlands.

B.	Corporate Power

Aegon has the corporate power to execute and deliver the Indenture, to offer, execute and issue the Securities and to perform its obligations under the Indenture and the Securities.

C.	Due Authorisation and Execution

(1)

Aegon has taken all necessary corporate action to authorise the filing of the Registration Statement with the United States Securities and Exchange Commission. The Registration Statement and the Indenture have been duly executed by Aegon.

(2)

When the Securities (other than the Common Shares), if issued by Aegon, have been signed on behalf of Aegon by any member of the Executive Board or by a person duly authorised to represent Aegon for such purpose under a valid power of attorney, will have been duly executed by Aegon. When issued, the Common Shares will be fully paid and non-assessable.

D.	Choice of Law

The choice of the law of the State of New York as the law governing the Indenture and the Securities (other than the Common Shares) will be upheld as a valid choice of law, by Dutch courts and applied by those courts in proceedings in relation to the Indenture and the Securities as the governing law thereof, subject to and in accordance with the provisions of Regulation (EC) No. 593/2008 of 17 June 2008 on the law applicable to contractual obligations (Rome I). Important limitations are inter alia that (i) a Dutch court may refuse to apply a provision of the chosen law if such application is manifestly incompatible with Dutch public policy, and (ii) mandatory provisions of Dutch corporate law apply to any issue of Securities if the Securities are convertible, exchangeable or exercisable into Common Shares, and (iii) mandatory provisions of Dutch law or the laws of another jurisdiction may be given effect by a Dutch court if and insofar as, under Dutch law or under the laws of such other jurisdiction respectively, those provisions must be applied irrespective of the chosen law.

6.	This opinion is subject to the following qualifications:

(a)

This opinion is limited by (i) all bankruptcy (faillissement), suspension of payments (surseance van betaling), fraudulent conveyance (Actio Pauliana) or similar laws affecting creditors’ rights generally and (ii) any intervention, resolution or recovery measures described in Regulation (EU) No 806/2014 of 15

July 2014 establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund and Chapter 3a.1 of the FSA, Chapter 3a.2 of the FSA or special measures (bijzondere maatregelen) described in Chapter 6 of the FSA.

(b)

The enforcement in the Netherlands of the rights under the Indenture and the Securities (other than the Common Shares) and foreign judgements will be subject to the rules of civil procedure as applied by the Dutch courts. Specific performance may not always be available under Dutch law.

(c)

Under the laws of the Netherlands each power of attorney (volmacht) or mandate (lastgeving), whether or not irrevocable, granted by Aegon will terminate by force of law, and without notice, upon bankruptcy of Aegon and will cease to have effect upon Aegon having been granted a suspension of payments (surseance van betaling). To the extent that the appointment by Aegon of a process agent would be deemed to constitute a power of attorney or a mandate, this qualification would also apply.

(d)

It is uncertain under Dutch conflicts of law rules whether the transfer of title to or ownership of any Securities in bearer form would be governed by the chosen law, the law of the country in which the relevant Securities are situated or the law governing the contract between the transferor and the transferee. To the extent that Dutch law would apply to the transfer of title to or ownership of any Securities in bearer form, title shall pass by delivery pursuant to a valid agreement by a transferor who has power to pass title to the relevant Securities.

(e)

If a facsimile signature will be used for the Securities (other than the Common Shares), each signatory should approve such use of his or her signature and evidence of such approval may be required for the enforcement of the Securities in the Netherlands. If any of the Securities (other than the Common Shares) were executed by attaching thereto the facsimile signature of any person who no longer holds office at the date of actual issuance of rights under such Securities, it may be necessary for the enforcement of rights under such Securities in the Netherlands that the holder thereof presents both the Securities and evidence of approval by the signatory.

7.

In this opinion, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be always identical to the concepts described by the English terms as such terms may be understood under the laws of other jurisdictions. This opinion is given on the express basis, accepted by each person who is entitled to rely on it, that this opinion and all rights, obligations or liability in relation to it are governed by Dutch law and that any action or claim in relation to it can only be brought exclusively before the courts of Amsterdam, the Netherlands.

8.

This opinion is strictly limited to the matters stated herein and should not be read as extending by implication to any other matters not specifically referred to herein. Nothing in this opinion should be taken as expressing an opinion in respect of any representations or warranties or other information contained in the Indenture or any other document examined in connection with this opinion except as expressly confirmed herein.

We know that we are referred to under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement, and we hereby consent to such use of our name in the Registration Statement and any amendments (including post-effective amendments) thereto, to the incorporation by reference of this opinion and consent in any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, and to the filing of this opinion with the Registration Statement as Exhibit 5.2 thereto.

In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Yours faithfully,

/s/ Allen & Overy LLP

Allen & Overy LLP